Exhibit 99.1

FOR IMMEDIATE RELEASE

PAINCARE COMPLETES ACQUISITION OF

DENVER PAIN MANAGEMENT

Acquisition Strategy Remains Aggressive and On Track

ORLANDO, FL –FL – (PR Newswire) – May 11, 2004 – PainCare Holdings, Inc. (AMEX:PRZ) today announced that it has completed the merger with the business corporation owning the non-medical assets of Denver Pain Management, P.C. (“DPM”), based in Denver, Colorado and will provide ongoing management and administrative services to a newly formed successor of DPM’s medical practice.

Based on the historical financial performance of DPM, excluding the practice’s anesthesiology business, PainCare expects DPM to contribute approximately $2,500,000 in annual revenue and $1,500,000 in annual operating income. PainCare has elected to forego the pursuit of the acquisition of DPM’s anesthesiology business component, Metro Anesthesiology, at this time. Total consideration paid to the shareholders of DPM is $7,500,000, with 50% of the total consideration in cash and 50% in PainCare’s common stock. $1,875,000 is to be paid on December 15, 2004 (subject to certain conditions subsequent) and $1,875,000 worth of PainCare common shares was paid into trust (pending certain conditions subsequent) with the remaining one-half of the merger consideration ($3,750,000) payable pro-rata over three years pursuant to a strict “earn out formula” conditioned upon PainCare realizing at least $1,500,000 million per year in operating income from the practice. PainCare will fund the cash portion of the initial purchase price from the proceeds of the recently completed $5,000,000 follow-on financing by Laurus Master Fund, Ltd.

“We are pleased to welcome Dr. Wright and the entire DPM team to PainCare,” said Randy Lubinsky, PainCare’s CEO. “Our acquisition of DPM punctuates PainCare’s strength in attracting world class physicians and highly successful pain management practices to our Company.”

In other news, the Company reported that it is the process of finalizing yet another two acquisitions and are in negotiation with a third practice. Details regarding each of these acquisitions will be disclosed in separate forthcoming news announcements over the coming weeks. Commenting on PainCare’s growth-through-acquisition strategy, Mark Szporka, Chief Financial Officer, noted, “Building a national network of high-tech specialists dedicated to the relief of pain remains PainCare’s foremost mission. In this regard, we continue to be presented with numerous opportunities to acquire well-established, highly profitable physician practices – most of which share PainCare’s vision for the delivery of pain care. Ongoing execution of our acquisition and operational strategies has resulted in PainCare setting very aggressive revenue and earnings benchmarks for 2004 – benchmarks that we are firmly on track to achieve.”

About Denver Pain Management, P.C.

Founded in 1995 in Denver, Colorado by Robert E. Wright, M.D., DABPM, Denver Pain Management is one of the few centers worldwide that regularly performs the full range of advanced, FDA-approved procedures available in Interventional Pain Management, including diagnostic spinal injection, quantitative discomanometry with provocative discography, therapeutic neural blockade, radiofrequency neurolysis, cryoneurolysis, intradiscal thermal therapy, percutaneous discectomy, epiduroscopy, central spinal stimulation, and peripheral electrical neuromodulation. DPM treats spinal pain, complex regional pain, headache, pelvic pain and myofascial pain in an environment where patients have access to state-of-the-art diagnostic testing (e.g. electrodiagnostics) and rehabilitation (MedX) as adjuncts to the interventional techniques.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a highly specialized network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro-and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Texas, Louisiana, Missouri and Canada.

PainCare also offers turnkey, on-site, rehab and electro diagnostic programs directly to independent physician practices, group practices and medical institutions under a revenue-sharing arrangement. MedX-Direct provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. EDX-Direct program physicians are supplied with all equipment, technical training and support necessary to introduce electro diagnostic medicine studies into their respective practice offerings.

For more information on PainCare, please visit the Company web site at www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net